EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-110423, 333-72016, 333-62318, 333-62316, 333-56724, 333-56722, 333-91943, 333-38946, 333-85759, 333-61733, 333-56207, 033-58807, 333-16695, 333-01385) on Form S-8 and (Nos. 333-81485, 333-03497) on Form S-3 of The Home Depot, Inc. of our report dated March 11, 2005 relating to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of January 30, 2005 and February 1, 2004, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 30, 2005, management's assessment of the effectiveness of internal control over financial reporting as of January 30, 2005, and the effectiveness of internal control over financial reporting as of January 30, 2005, which reports are incorporated by reference in the January 30, 2005 Annual Report on Form 10-K of The Home Depot, Inc. Our report on the financial statements refers to the Company's change in method of accounting for cash consideration received from a vendor to conform to the requirements of Emerging Issues Task Force No. 02-16 and the Company's adoption of the fair value method of recording stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123, effective February 3, 2003.

/s/ KPMG LLP
Atlanta, Georgia

April 11, 2005